Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson
Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS PHARMACEUTICALS APPOINTS FRANCOIS NADER, MD, MBA,

CHIEF MEDICAL AND COMMERCIAL OFFICER

PARSIPPANY, N.J., June 6 /PRNewswire-FirstCall/ — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today the appointment of Francois Nader, MD, MBA, as chief medical and commercial officer, based in Parsippany, NJ. Dr. Nader will be responsible for managing the company’s worldwide drug development, medical affairs, market development and product planning activities. He joins NPS from Care Capital, LLC, a leading life science venture capital firm where he served as a venture partner for the firm and as chief medical officer for its Clinical Development Capital unit. Previously, he was senior vice president, integrated healthcare markets and North America medical and regulatory affairs, with Aventis Pharmaceuticals. Dr. Nader held similar positions at Hoechst Marion Roussel and its predecessor companies. Before joining Hoechst Marion Roussel he served as head of global commercial operations at the Pasteur Vaccines division of Rhone-Poulenc.

“We are pleased to attract such an experienced and talented executive to NPS at this important time in our company’s history,” said Tony Coles, MD, president and chief executive officer of NPS. “Francois brings a unique blend of medical and commercial pharmaceutical experience to NPS and his business drive and strong scientific acumen will be important assets to the company. Additionally, his impressive track record of success in bridging science and business to achieve superior solutions will be invaluable as we develop and expand our product portfolio and strengthen our senior management team. This appointment reflects the high standards and new levels of achievement to which we are committed, as we work to create lasting value for shareholders.”

Dr. Nader is also adjunct professor in the executive MBA program at the University of Tennessee School of Management and co-editor-in-chief of Pharmaceutical Policy & Law.